OPTION AGREEMENT

OPTION AGREEMENT dated this 23 day of July, 2001 between QSound Labs, Inc., a body corporate, continued under the laws of the Province of Alberta, having its head office at 400 – 3115 12th Street NE, Calgary, AB T2E 7J2 (the "Company") and  Doug Drury,  240 Shawmeadows Road SW, Calgary, AB T2Y 1B3 (the “Optionee");

WHEREAS the Optionee is an employee, officer, director or consultant of the Company, and the Company is desirous of granting an incentive option to the Optionee to purchase common shares without par value in the capital of the Company;

In consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereby covenant and agree each with the other as follows:

1.

Grant of Option.   Subject to any required regulatory and shareholder approval, the Company hereby grants to the Optionee outside of the 1998 Stock Option Plan the irrevocable, non-transferable option to purchase common shares without par value in the capital of the Company, or any part thereof, as follows (“Option”):

Number of shares:

5536

Exercise price:

$1.04 US per share

Expiry Date:

July 22, 2006

Vesting:

In accordance with performance criteria to be agreed upon between Optionee and Company

2.

Exercise of Option.   Subject to section 5. hereof, the Optionee may exercise the Option at any time or from time to time by giving written notice to the Company substantially in the form attached hereto as Schedule "A" and delivering to the Company a certified cheque in an amount equal to the number of common shares in respect of which the Option is being exercised multiplied by the exercise price specified in section 1. hereof.

3.

Optionee's Representation. The Optionee hereby confirms and represents that he/she is an employee, officer, director or consultant of or for the Company (“Service Provider”), as the case may be, at the date hereof.

4.

Other Remuneration.   This Agreement shall not preclude or limit the Company from paying, or the Optionee from accepting, compensation or other remuneration for any work or services performed by the Optionee for the Company.

5.

Entitlement to Exercise

Not withstanding any other provision hereof, the Optionee shall only be entitled to exercise the Option while a Service Provider of the Company or any of its subsidiaries or during a period commencing on the date of notice given by either Company or Optionee to the other party, of termination of Optionee as a Service Provider of the Company or any of its subsidiaries and ending on the earlier of 30 days thereafter and the Expiry Date, or on such later date as may be determined by the Board of Directors.

6.

Exercise by Personal Representative   In the event of the Optionee's death while a Service Provider of the Company or any of its subsidiaries, the personal representative of the Optionee shall be entitled to exercise the Option in whole or in part as to any shares not previously purchased hereunder by giving written notice to the Company and paying the purchase price to the Company during a period commencing on the date of death of the Optionee and ending on the earlier of one year thereafter and the Expiry Date, or on such later date as may be determined by the Board of Directors.

7.

Fully Paid Shares   All common shares purchased by the Optionee hereunder shall be fully paid and non-assessable common shares.

8.

Adjustment   The number of common shares subject to the Option shall be increased or decreased proportionately in the event of the subdivision or consolidation of common shares of the Company, and in any event a corresponding adjustment shall be made changing the number of shares deliverable upon the exercise of the Option without change in the total price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price for each share covered by the Option.  In case the Company is reorganized or merged or consolidated or amalgamated with another corporation, appropriate provisions shall be made for the continuance of the Option and to prevent its dilution or enlargement.

9.

No Registration  The Optionee understands that the common shares to be issued pursuant to the option may not be registered under the United States Securities Act of 1933 (the "Act") in reliance upon an exemption from the registration requirements thereof pursuant to Section 4(2) of the Act.  The Optionee agrees to execute and deliver any and all documents at the time of exercise of the Option as may be necessary to assure compliance with U.S. federal and state securities laws.  The Optionee understands that QSound Labs, Inc. shall not be required to register any common shares acquired by the Optionee and that the Optionee may be required to hold such common shares indefinitely in the absence of registration or an exemption from registration under the United States federal or state securities laws.

10.

Legend The Optionee acknowledges that all common shares issued pursuant hereto may bear the following legends (which may be modified from time to time in such manner as the Corporation's attorneys recommend):

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE CORPORATION, WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE CORPORATION, TO BE EVIDENCED BY AN OPINION OF SECURITYHOLDER'S COUNSEL, ACCEPTABLE TO THE CORPORATION, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT."

“THE SECURITIES REPERSENTED HEREBY MAY NOT BE SOLD TO A RESIDENT OF THE  PROVINCE OF ALBERTA WITHIN ONE YEAR FROM THE DATE OF ISSUANCE.”

11.

Amendment   If the approval of the Company's shareholders to any amendment to this Agreement shall be required by the prevailing policies of the regulatory securities bodies having jurisdiction over the Company, then any amendment made to this agreement shall be subject to the approval of the shareholders of the Company.

12.

Time of the Essence  Time shall be essence hereof.

13.

No Assignment

The Optionee shall have no right to assign or transfer the Option or this Agreement, or any interest therein.

IN WITNESS WHEREOF the parties hereto have executed there presents on the day and year first above written.

QSOUND LABS, INC.

Per:

/s/ David Gallagher

/s/ Doug Drury

SCHEDULE A

QSound Labs, Inc.

2748 - 37 Avenue N.E.

Calgary, AB

T1Y 5L3

Attention:  Secretary

Dear Sirs:

 Re:  Exercise of Stock Option

The undersigned, being the holder of an option to purchase common shares of QSound Labs, Inc. (the "Company") does hereby elect to exercise such option to the extent of the purchase of                         common shares at the exercise prices of $              per share  and does hereby tender to the Company the total purchase price of $                            therefor.

The undersigned acknowledges that if common shares issued pursuant hereto may not be registered pursuant to applicable securities laws of the United States, any certificate representing such shares will bear a legend in a form which may be approved by the Company's counsel and the undersigned consents to the imposition of any such legend.

Yours truly,

OPTIONEE

DATED this        day of                                 , 2000.